EXHIBIT 10.1

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [***], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STRATEGIC JOINT VENTURE AGREEMENT

This Strategic Joint Venture Agreement (this “Agreement”) is entered into as of August 25, 2025 (the “Effective Date”), by and among AIPHEX LTD, a corporation organized and existing under the laws of the State of Israel, with its principal place of business at Kineret 5 Street, 5126237 Bnei Brak, Israel (“AIPHEX”), VisionWave Holdings, Inc. (Nasdaq: VWAV), a Delaware corporation, with its principal place of business at 300 Delaware Ave., Suite 210 # 301, Willington, DE 19801, USA (“VWAV”), GBT Tokenize Corp (“TOKENIZE”) a Nevada corporation with its principal place of business at 8557 N West Knoll Dr., West Hollywood CA 90069 and GBT Technologies, Inc. (“GBT”) a Nevada corporation with its principal place of business at 8557 N West Knoll Dr., West Hollywood CA 90069.

RECITALS

WHEREAS, AIPHEX is engaged in the research, development, manufacturing, and commercialization of advanced radar systems, defense technologies, and other related products and services;

WHEREAS, VWAV is engaged in the global defense industry, including the advancement, integration, and deployment of defense-related projects, products, and strategic solutions;

WHEREAS, TOKENIZE is the owner of 897,102 VWAV shares of common stock (“TOKENIZE’S VWAV SHARES”) representing approximately 6.29% of VWAV’s outstanding shares of common stock, as well as an intellectual property portfolio detailed on Exhibit A to this Agreement (“TOKENIZE’S IP PORTFOLIO”);

WHEREAS, GBT is 50% co-owner of TOKENIZE, as well as the owner of 2,020,500 VWAV shares of common stock representing approximately 14.16% of VWAV’s outstanding shares of common stock (“GBT’S VWAV SHARES”);

WHEREAS, AIPHEX, VWAV, TOKENIZE and GBT (individually, a “Party” and collectively, the “Parties”) have aligned strategic, technological, and commercial objectives, and desire to leverage their respective expertise, resources, and market presence, along with TOKENIZE’S IP PORTFOLIO;

WHEREAS, the Parties wish to collaborate on certain identified technologies and products and future defense and technology projects;

WHEREAS, the list of designated projects that will be contributed by AIPHEX to the JV have been set forth on a separate, confidential letter agreement executed by VWAV and AIPHEX due to its high security level and confidential nature of such projects (“Designated Projects” or “DP”),

WHEREAS, to formalize such collaboration through the formation of a joint venture entity (the “Joint Venture” or “JV”), subject to the terms and conditions set forth herein, each party to this Agreement maintains its own independent business operations, products, customers, and strategic initiatives outside the scope of this Joint Venture);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

THE JV

1. AIPHEX is actively engaged in the research, invention, and development of various defense initiatives, including but not limited to the Designated Projects. The Designated Projects form a critical part of AIPHEX’s core intellectual property portfolio and ongoing defense innovation pipeline, and may include future enhancements, iterations, or derivative technologies.

VWAV is actively engaged in the research, development and commercialization of defense systems, including but not limited to advanced Drones, kinetic systems and artificial intelligence. The above forms a critical part of VWAV’s core intellectual property portfolio and ongoing defense innovation pipeline, and may include future enhancements, iterations, or derivative technologies.

2. Clarification of Independent Operations: For the avoidance of doubt, each party to this Agreement maintains its own independent business operations, products, customers, and strategic initiatives outside the scope of this Joint Venture. This Agreement does not create, and shall not be construed as creating, a general partnership, merger, or broader business combination between the Parties. The collaboration is strictly limited to the specifically identified Designated Projects. These Designated Projects represent mutually defined areas of cooperation and do not conflict with, replace, or otherwise alter the separate and ongoing business activities of either party.

3. The Parties hereby agree to establish the JV for the purpose of marketing, manufacturing, delivering, overseeing, managing, and directing all aspects of the Designated Projects. Such activities shall include, without limitation, the research, development, design, testing, certification, manufacturing, production, distribution, marketing, commercialization, and ongoing operations of the Designated Projects and any related or derivative technologies mutually agreed upon by the Parties.

4. The JV shall be formed as limited liability company in the State of Nevada (the “JV LLC”) and serve as the exclusive vehicle through which the Parties will collaborate with respect to the Designated Projects, unless otherwise expressly agreed in writing by both Parties. The estimate internal value (where the parties explicitly wave the needs of any valuation) for equity allocations is based on USD $5,000,000,000. This waiver of valuation is solely for the purpose of allocating the equity of the JV and shall not be construed as a valuation of AIPHEX or its assets for any other purpose. The JV LLC shall be owned (see key allocations set forth on Exhibit B to this Agreement):

6.08% by TOKENIZE

0.40% by GBT

46.76% by AIPHEX

46.76% by VWAV

The Parties will adopt an operating agreement for the JV LLC within 30 days of the Effective Date. Upon entering into the operating agreement, the Parties shall enter into the Share Exchange (as defined below) and upon transfer of the securities contemplated by the Share Exchange, the JV LLC will be in effect and operational.

5. All product related business development activities and project management functions related to the Designated Projects shall be conducted exclusively by, and through, the JV LLC. The Parties expressly agree that neither Party, nor any of their respective affiliates, shall independently undertake, initiate, or engage in any such business development, project management, or related activities and products and technologies with respect to the Designated Projects outside the framework of the JV without the prior written consent of the other Party.

6. For the avoidance of doubt, this exclusivity obligation shall apply to all aspects of the Designated Projects, including any future iterations and enhancements. Exclusivity shall apply only to the specific Designated Projects set forth on a separate, confidential letter agreement executed by VWAV and AIPHEX, and not to unrelated future innovations or defense technologies.

THE BUSINESS TRANSACTION

7. The Parties acknowledge and agree that the establishment of the JV LLC is intended to strategically position the JV, and by extension each Party, to capture significant value and expand their collective presence within the global defense and technology markets. The Parties further recognize that the JV’s integrated resources, expertise, and combined market relationships are expected to enhance competitiveness, accelerate innovation, and increase the likelihood of securing key domestic and international defense contracts.

8. Upon the execution of this Agreement, the relationship between the Parties shall be governed exclusively by the terms and conditions set forth herein, together with any additional terms and agreements that may be mutually agreed upon in writing by the Parties from time to time including as set forth in the operating agreement for the JV LLC. No oral agreements, understandings, or representations not expressly incorporated into this Agreement (or into a duly executed amendment or ancillary agreement) shall be binding upon either Party.

TERMS

9. As part of the contemplated transaction, the Parties in consideration of the membership interest to be held in the JV LLC shall each make the following contributions to the JV LLC whereby:

TOKENIZE shall contribute to the JV LLC the TOKENIZE’S VWAV SHARES;

GBT shall contribute to the JV LLC the GBT’S VWAV SHARES;

TOKENIZE shall contribute to the JV LLC the TOKENIZE’S IP PORTFOLIO;

AIPHEX shall contribute the Designated Projects to the JV LLC; and

AIPHEX and VWAV will each enter into a nonexclusive license agreement granting the JV LLC a right of use on a nonexclusive basis all of their respective intellectual property portfolio and/or developed algorithms, which license agreements will be signed within 30 days of the Effective Date (the “License Agreements”).

10.	The Parties agree that the contributions shall be documented through mutually acceptable agreements, if needed, and that all necessary corporate approvals, regulatory filings, and third-party consents shall be obtained prior to the consummation of the contributions, as needed, per the equity allocation as agreed between the Parties, which is detailed on Exhibit B to this Agreement.

11.	The JV LLC will be raising capital from third parties in order to fund its business activities. TOKENIZE and GBT will not be required to provide any further contributions or funding other than the TOKENIZE’S IP PORTFOLIO, TOKENIZE’S VWAV SARES and GBT’s VWAV SHARES. If the JV LLC raises additional capital, each Party shall have the right, but not the obligation, to participate pro rata in such funding round. Any Party that elects not to participate shall be subject to proportional dilution of its equity interest. TOKENIZE and GBT acknowledge and agree that their equity interests in the JV LLC are subject to dilution in accordance with this provision.

Strategic Contribution of AIPHEX & VWAV to JV

12. The Parties acknowledge that AIPHEX’s & VWAV’s contribution to the Joint Venture defined package of strategic assets, intellectual property, executive commitments, including the nonexclusive rights of several technologies and products that are being signed by the parties as the DP but staying confidential due to their sensitivity and deface nature or the requirement by governmental bodies or other institutions.

13. The Parties agree that the foregoing contributions represent core inputs to the Designated Projects and form a material basis for the allocation of equity and joint ownership rights contemplated under this Agreement.

The Parties acknowledge that the value of AIPHEX’s & VWAV’s contribution is not derived from its stand-alone corporate valuation but from the strategic and technological inputs DP, which are essential to the success of the Designated Projects and are not otherwise available to the JV through independent development or acquisition.

14.	AIPHEX and VWAV shall have the right, but not the obligation, to designate one (1) individual to serve as a member of the board of directors (or equivalent governing body) of the other Party. Any such appointments shall be subject to the receiving Party’s internal corporate governance procedures and applicable law. Until such corporate governance is executed, Dr. Moshik Cohen will be appointed to VWAV advisory board and Noam Kenig will be appointed as AIPHEX advisory board. Upon both companies’ necessary approvals Dr. Moshik Cohen shall be appointed as a member of the board of directors of VWAV; and Mr. Noam Kenig, on behalf of VWAV, shall be appointed as a member of the board of directors of AIPHEX. It is disclosed that appointment of Dr. Moshik Cohen to VWAV board will be required to appoint additional independent director to VWAV board to comply with NASDAQ rules. The Board of Directors of the JV LLC will appoint managers that will have specific responsibilities to be set forth in JV LLC’s operating agreement. TOKENIZE and GBT will not contribute to the management or governance of the JV LLC and will not make any appointments to the Board of Directors, advisory board or to management, the operating agreement will specify that only VWAV and AIPHEX to any business or JV decision. Deadlock Resolution. In the event of a deadlock vote by the JV LLC’s Board of Directors, the matter shall first be referred to the CEOs of AIPHEX and VWAV for resolution in good faith within thirty (30) days. If no resolution is reached, the dispute shall be resolved as the parties will adopt in its operating agreement.

INTELLECTUAL PROPERTY

15.	Any and all intellectual property, including but not limited to patents, designs, inventions, software, data, technical information, and know-how, that is conceived, created, developed, or reduced to practice by the JV LLC in connection with the Designated Projects (collectively, “Foreground IP”) shall be owned by the JV LLC.

16.	Independent Development. For the avoidance of doubt, any intellectual property developed independently by a Party outside the scope of the JV LLC, without use of the other Party’s Background IP, personnel, or resources, shall remain the sole property of such Party (“Independent IP”). Nothing in this Agreement shall restrict AIPHEX and VWAV from continuing to develop, improve, or commercialize its technologies independently of the JV. Only intellectual property created exclusively through the resources and activities of the JV LLC shall constitute Foreground IP.

17.	Pursuant to the License Agreements to be entered into, VWAV and AIPHEX will grant to the JV LLC, a worldwide, royalty-free, fully paid-up, non-exclusive, non-transferable (except as part of the JV operations) license in form of right of use to use such Party’s pre-existing intellectual property, proprietary technology, trade secrets, know-how, and other intangible rights (collectively, “Background IP”) solely as necessary to support the research, development, testing, certification, deployment, manufacturing, commercialization, and ongoing support of the Designated Projects. License is granted solely for the purpose of executing the DP and expires automatically upon termination of this Agreement.

Neither VWAV or AIPHEX may use the other Pary’s Background IP for any purpose unrelated to the Designated Projects without the prior written consent of either VWAV or AIPHEX. Foreground IP or Background IP License shall not be sold, licensed, or otherwise transferred to third parties outside the JV without the written consent of both AIPHEX and VWAV.

18.	Survival. Upon termination, JV license rights automatically cease, except for limited rights necessary to fulfill existing customer contracts or customer’s commitments or customer’s evaluations.

19.	The Parties shall ensure that all funds allocated for the Designated Projects are utilized strictly in accordance with the originally approved budget (as may be amended from time to time with the written consent of both Parties). Each Party shall be fully responsible for the execution and completion of the specific tasks, work packages, or deliverables assigned to it under such budget, and shall bear any cost overruns attributable to its own actions or omissions unless otherwise mutually agreed in writing.

20.	The JV LLC shall maintain accurate books and records of all expenditures and shall provide periodic financial and progress reports to the parties of the JV and the other Party in a form and frequency reasonably requested.

21.	For any defense contract, whether with the U.S. Department of Defense (U.S. DoD), the Israeli Ministry of Defense (IMOD), NATO, or any other allied governmental, defense, or security entity, the JV LLC may act as the prime contractor, co-prime contractor, or lead systems integrator and which involves the Designated Projects, or any derivative or successor technology thereof.

22.	The Parties further agree to:

1)	Negotiate in good faith any necessary ancillary agreements (e.g., subcontracts or licensing arrangements) to formalize such revenue participation;

2)	Ensure transparency in revenue recognition and cost allocation associated with any qualifying contract; and

3)	Provide full and accurate accounting of all contract revenues and expenses relevant to the calculation of the participation amount.

4)	The JV Budget may be amended only with the written consent of both Parties. Each Party shall ensure that the JV is adequately funded and that its revenue allocations support the ongoing development, commercialization, and sustainment of the DP.

23.	Budget: The JV shall operate strictly in accordance with a mutually approved annual operating budget (the “JV Budget”), which shall outline projected revenues, expenses, capital expenditures, and resource allocations.

24.	Regulatory Approvals. The Parties shall cooperate in good faith and with reasonable diligence to obtain all required governmental and regulatory approvals necessary to consummate the transactions contemplated by this Agreement and to enable the lawful implementation and operation of the JV LLC. Such approvals shall include, without limitation:

a)       Short-form clearance from the Committee on Foreign Investment in the United States (CFIUS), in the event of foreign ownership levels falling below twenty-five percent (25%);

b)       Export control licenses, permits, and approvals from the Israeli Ministry of Defense (MOD) and any equivalent regulatory bodies, as may be required in connection with the transfer, development, or commercialization of defense technologies; and

c)       Any other governmental or regulatory consents, waivers, permits, or clearances required by applicable laws, including those relating to antitrust, export control, import/export restrictions, and national security review.

25.	Each Party shall bear its own costs in connection with obtaining such approvals, unless otherwise agreed in writing. The Parties further agree to promptly provide each other with all necessary information, documentation, and assistance reasonably required to support any regulatory submissions or inquiries.

26.	Lock-Up. All securities issued, contributed, assigned or exchanged pursuant to this Agreement (the “Lock-Up Shares”) shall be subject any legal lock-up period (the “Lock-Up Period”), commencing on the date of issuance, contribution or assignment. During the Lock-Up Period, none of the Lock-Up Shares may be sold, assigned, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, whether voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the other Party.

27.	Upon expiration of the Lock-Up Period, one hundred percent (100%) of the Lock-Up Shares shall become freely transferable, provided that any such transfer, sale, or other disposition shall remain subject to compliance with all applicable securities laws, stock exchange rules, and regulatory requirements.

The Parties further agree that:

1)	Any attempted transfer in violation of this clause shall be null and void ab initio; and

2)	The Parties shall cooperate in good faith to ensure any permitted transfer post-Lock-Up Period is conducted in full compliance with all applicable legal and contractual restrictions.

NON-CIRCUMVENTION

28.	Restriction on Competing Engagements. For a period of three (3) years from the Effective Date, neither Party shall, directly or indirectly, introduce, represent, engage with, or enter into any agreement or arrangement with any third party in connection with any of the Projects or related defense technology opportunities that would compete with or undermine the interests of the other Party or the JV, without the prior written consent of the other Party.

29.	Prohibition on Bypassing the JV. Neither Party shall, directly or indirectly, bypass, interfere with, divert, or otherwise circumvent the JV in connection with any transaction, relationship, or revenue-generating opportunity that arises from, or is related to, the JV or the DP, including opportunities developed by or through either Party’s contacts, resources, or activities in furtherance of the JV.

30.	Scope and Affiliates. These restrictions shall apply to each Party and its Affiliates, officers, directors, employees, agents, and representatives, and shall cover all entities and individuals with whom the Parties have engaged in connection with the JV or the DP. These restrictions apply only to Designated Projects and direct derivatives, not to general defense opportunities.

TERM AND TERMINATION

31.	This Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of seven (7) years, unless terminated earlier in accordance with the termination provisions set forth in this Agreement (the “Term”).

32.	At the expiration of the Term, the Parties may mutually agree in writing to renew or extend this Agreement on the same or modified terms.

CONFIDENTIALITY

33.	Obligation of Confidentiality. Each Party agrees to maintain the strict confidentiality of this Agreement and all non-public, proprietary, or classified information disclosed or exchanged in connection with the Projects, the JV, its partners, the Target, and their respective roles (collectively, “Confidential Information”). This confidentiality obligation is a material term of this Agreement. Parties acknowledge that this agreement will be reported om Form 8-K to be filed with the Security and Exchange Commission.

34.	Defense-Grade Measures. Given the highly sensitive and classified nature of the DP and their clients, each Party and its directors, officers, employees, agents, contractors, and representatives (“Representatives”) shall implement and maintain the highest level of security protocols, controls, and procedures customary in the defense industry to protect Confidential Information against unauthorized access, disclosure, or use.

35.	Notification of Breach. Each Party shall immediately (and in any event within twenty-four (24) hours of discovery) notify the other Party of any suspected or actual loss, breach, or unauthorized disclosure of Confidential Information. The Parties shall cooperate in good faith to mitigate any harm and comply with any regulatory or client reporting obligations arising from such breach.

36.	Permitted Disclosures. Confidential Information may only be disclosed (i) to Representatives who have a strict need to know for the purposes of fulfilling the Party’s obligations under this Agreement and who are bound by equivalent confidentiality obligations, or (ii) as required by applicable law, regulation, or court order, provided that the disclosing Party gives prior written notice to the other Party (where legally permissible) and cooperates to seek protective measures.

37.	Survival. The obligations set forth in this Section shall survive the termination or expiration of this Agreement for a period of ten (10) years, or indefinitely in the case of information classified by a government or subject to export control restrictions.

38.	Disclosure and Sharing. Each Party shall promptly disclose and provide a copy of any non-disclosure agreement (NDA) or other confidentiality obligation (collectively, “Third-Party NDA”) that it has entered into in connection with the JV or any of the Projects to the other Party.

39.	Binding Effect. Upon disclosure, both Parties shall be deemed equally bound by the terms and obligations of any Third-Party NDA, provided that such Third-Party NDA has been expressly approved in writing by both Parties prior to execution. No Party shall be bound by third-party confidentiality obligations entered into solely by the other Party without such prior approval.

40.	Scope of Coverage. The obligations under this Section apply to all Third-Party NDAs entered into with customers, suppliers, subcontractors, consultants, governmental entities, or any other third party related to the JV or the Projects.

41.	Survival. This mutual commitment shall remain in full force and effect for the duration of each Third-Party NDA and shall survive the termination or expiration of this Agreement to the extent necessary to comply with such Third-Party NDA.

MISCELLANEOUS

42.	This Agreement, and any dispute, claim, or controversy arising out of or relating to this Agreement, the JV, the JV LLC or the DP, shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to any choice-of-law or conflict-of-law principles that would cause the laws of any other jurisdiction to apply.

43.	Entire Agreement. This Agreement, together with all schedules, exhibits, and any ancillary agreements expressly referenced herein, constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, warranties, and communications, whether oral or written, relating to such subject matter.

44.	No amendment, modification, or waiver of any provision of this Agreement shall be effective unless made in writing and duly executed by authorized representatives of both Parties.

45.	Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is made in writing and duly executed by authorized representatives of both Parties. Any such amendment or modification shall expressly state the intent to amend this Agreement and shall become effective only upon execution by both Parties.

46.	Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement without such consent in connection with a merger, acquisition, or sale of all or substantially all of its assets.

47.	Both parties will contribute to the JV their network, experience and capabilities.

48.	The IP of each side will be contributed to the JV on a nonexclusive basis and any development by the JV of any IP will be exclusively to the JV.

49.	Dr. Moshik Cohen and Noam Kenig’s time commitment to the JV is subject to any other commitments they have already or may have.

50.	Upon the Board of Directors’ approval of Dr. Moshik Cohen’s appointment to the VWAV Board of Directors, Dr. Cohen shall be granted a stock option to acquire 2,000,000 shares of VWAV common stock. The grant shall be made pursuant to the Company’s equity incentive plan and in compliance with all applicable legal and regulatory requirements. The terms and conditions of the options, including exercise price and vesting schedule, shall be consistent with those customarily applied to option grants for board members of the Company.

51.	The Parties also agree that in the event that within a period of 12 months from establish the JV LLC no project will commence generating revenue from the Designated Projects, this Agreement will be void and all considerations paid or transferred under this Agreement will be cancelled and returned to its original owner without any compensation to any Party.

Additional Termination Rights. Either AIPHEX or VWAV may terminate this Agreement upon written notice if:

(a) the other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days of written notice;

(b) the other Party becomes insolvent, makes an assignment for the benefit of creditors, or files for or is subject to bankruptcy proceedings; or

(c) any required governmental or regulatory approval necessary for the JV is denied or revoked such that the JV cannot lawfully operate.

52.	Exit Mechanism. Upon termination, each Party shall have the right to purchase the other Party’s equity interest in the JV LLC at fair market value as determined by an independent valuation firm jointly appointed by the Parties. If neither Party elects to purchase, the JV LLC shall be dissolved and its assets distributed in accordance with ownership percentages.

53.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by electronic means, including by PDF or other electronic transmission or via a recognized electronic signature platform (e.g., DocuSign), shall be deemed to have the same legal effect as delivery of an original manually signed counterpart.

54.	The Parties acknowledge that this Agreement was the result of the efforts of [***], a third referral party, which (i) has an agreement with AIPHEX regarding the Designated Projects which will be void and terminated upon entering this Agreement and (ii) actively was involved in all moving parts to conclude this JV and, as such, will be entitled to (a) a referral fee equal to 700,000 VWAV Shares and (b) 2% from any future revenue of the JV based on the actual collection. The referral agreement is acceptable to both parties and will be executed separately, if needed, between the JV LLC, VWAV AIPHEX and [***]. The 700,000 VWAV Shares to be paid to [***] will be assigned by JV LLC from the shares of common stock contributed by GBT and TOKNIZE into the JV LLC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AIPHEX LTD

By: /s/Dr. Moshik Cohen

Dr. Moshik Cohen, CEO

VISIONWAVE HOLDINGS, INC.

By: /s/ Noam Kenig

Noam Kenig, CEO

GBT TOKENIZE CORP.

By: /s/ Michael Murray

Michael Murray, CEO

GBT Technologies, Inc.

By: /s/ Mansour Khatib

Mansour Khatib, Secretary & Director

EXHIBIT A: TOKENIZE IP PORTFOLIO:

Patents

Title	App. No.	Country	Filing Date	Status / Deadline	Patent No.	Issue Date
TRACKING DEVICES, SYSTEMS AND METHODS USING PATCH PACKAGES WITH EMBEDDED ELECTRONIC CIRCUITS	15/344,619	US	November 7, 2016	Granted	10,021,522	July 10, 2018
TRACKING DEVICES, SYSTEMS AND METHODS USING PATCH PACKAGES WITH EMBEDDED ELECTRONIC CIRCUITS	16/028,449	US	July 6, 2018	Granted	10,616,715	April 7, 2020
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	16/292,388	US	March 5, 2019	Granted	10,854,763	December 1, 2020
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	17/102,928	US	November 24, 2020	Granted	11,411,127	August 9, 2022
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	10-2021-7008024	KR	March 17, 2021	Granted	10-2508579	March 7, 2023
PUSH-BUTTON AND TOUCH-ACTIVATED VITAL SIGNS MONITORING DEVICES AND METHODS OF MAPPING DISEASE HOT SPOTS AND PROVIDING PROXIMITY ALERTS	16/983,289	US	August 3, 2020	Granted	11,638,523	May 2, 2023

SYSTEMS AND METHODS FOR ELIMINATING ELECTROMIGRATION AND SELF-HEAT VIOLATIONS IN A MASK LAYOUT BLOCK	17315747	US	May 10, 2021	Granted	11,763,062	September 19, 2023
SYSTEMS AND METHODS FOR IDENTIFICATION AND ELIMINATION OF GEOMETRICAL DESIGN RULE VIOLATIONS OF A MASK LAYOUT BLOCK	17391292	US	August 2, 2021	Granted	11,853,682	December 26, 2023
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	17876981	US	July 29, 2022	Granted	12,199,196	January 14, 2025
SYSTEMS AND METHODS OF ELIMINATING CONNECTIVITY MISMATCHES IN A MASK LAYOUT BLOCK	17880055	US	August 3, 2022	Granted	11,586,799	February 21, 2023
SYSTEMS AND METHODS OF AUTOMATIC GENERATION OF INTEGRATED CIRCUIT IP BLOCKS	17953378		September 27, 2022	Granted	11,741,284	August 29, 2023
SYSTEMS AND METHODS OF PREDICTIVE MANUFACTURING OF THREE-DIMENSIONAL, MULTI-PLANAR SEMICONDUCTORS	18098140	US	January 18, 2023	Granted	11,809,797	November 7, 2023
MULTI-DIMENSIONAL PHOTONIC INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR PHOTONIC INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	18109291	US	February 14, 2023	Granted	11,862,736	January 2, 2024

EXHIBIT B : EQUITY ALLOCATIONS:

From a business perspective, GBT would be contributing:

2,020,500 VWAV shares

Representing a value of $20,205,000

From a business perspective, Tokenize would be contributing:

IP Portfolio valued at 295,000,000 and 879,102 VWAV shares Representing a value of $8,791,020 and in combined Representing a value of $303,791,020

VisionWave and AIPHEX estimate the aggregate value of their combined projects at $5,000,000,000. Based on third parties’ internal value for investment purposes.

Based on these valuations, GBT would receive a 0.40% equity position, Tokenize will receive a 6.08% (rounded product of TOKENIZE and GBT contributions) in the JV LLC, with the remaining 93.52% split equally between AIPHEX and VWAV (46.76% each).